Exhibit 99.1

LIQUIDITY SERVICES ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2016 FINANCIAL RESULTS

•                  Fourth Quarter GMV of $159.1 million — Revenue of $78.5 million — Net GAAP Loss of $53.8 million

•                  Non-GAAP Adjusted EBITDA of $(0.7) million

•                  Fiscal Year GMV of $642.1 million — Revenue of $316.5 million — Net GAAP Loss of $59.9 million

•                  Non-GAAP Adjusted EBITDA of $3.7 million

•                  Net GAAP Loss includes $19.0 million goodwill impairment and $35.8 million income tax valuation allowance charge

•                  IronDirect.com marketplace targeting construction vertical launched on new LiquidityOne e-commerce platform

WASHINGTON — November 17, 2016 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced financial results for the fourth quarter and fiscal year 2016 ended September 30, 2016. Q4-16 results were within the company’s guidance range for GMV and above the guidance range for Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted Diluted EPS. As a result of a non-cash goodwill impairment and a valuation allowance on deferred tax assets, GAAP Net Income and GAAP Diluted EPS were below the guidance range.

“We delivered solid financial results during Q4-16 with better than expected bottom line results driven by improved pricing in our scrap and energy marketplaces and higher service revenues,” said Bill Angrick, Chairman and CEO of Liquidity Services. “Compared to the prior year, our energy marketplace (NetworkIntl.com) GMV was up 45%, our municipal government business (GovDeals.com) GMV was up 13%, and our retail (Liquidation.com) and industrial (Go-Dove.com) marketplaces experienced growth within key client accounts. Our DoD marketplace (GovLiquidation.com) GMV was down 12% reflecting lower volumes and a less favorable product mix. We expanded the scope of our e-commerce offerings by launching our new IronDirect marketplace in September which enables global fleet customers and end users to purchase new heavy equipment, attachments, undercarriage parts and accessories from proven suppliers in the global construction industry. With the deployment of our first marketplace on our new e-commerce platform in Q4-16, we have continued to advance our LiquidityOne transformation initiative and demonstrated the potential of our platform investments to capture new market opportunities. We expect to deploy our next marketplace in the spring of FY17 followed by phased rollouts thereafter,” continued Mr. Angrick.

“Our strategy remains focused on the long term growth of our commercial and municipal government marketplaces on a global scale. Our ongoing investment in top talent and the deployment of our new LiquidityOne platform will enable us to deliver more value to more customers and scale more efficiently.  We expect to resume organic top line growth in our commercial and municipal government marketplaces in FY17 fueled by growth in our buyer network, investments in our sales channels, expansion of our service offerings, and the phased release of our new e-commerce platform,” Mr. Angrick continued. “Our near term outlook reflects the normalization of our DoD programs under new contract pricing, investments to deploy our LiquidityOne platform, and new go-to-market programs for our commercial and municipal government businesses, including in new areas such as IronDirect. We expect these investments will drive long term growth and that our results will strengthen over the course of FY17 as we grow our business.”

Fourth Quarter Operating and Earnings Results

The company reported Q4-16 GMV, an operating measure of the total sales value of all merchandise sold through our marketplaces during the given period, of $159.1 million, a decrease of 6.8% from the prior year’s comparable period. Revenue for Q4-16 was $78.5 million, a decrease of 1.0% from the prior year’s comparable period. Net GAAP loss for Q4-16 was $53.8 million, which resulted in diluted loss per share of $1.75 based on a weighted average of 30.7 million diluted shares outstanding, representing a decrease of 23.0% and 20.2% respectively from the prior year’s comparable period. The net loss reflects a goodwill impairment charge of $19.0 million and a valuation allowance charge against the deferred tax assets of $35.8 million. The goodwill impairment was due to updated assumptions used in the fair value calculation. The valuation allowance is attributable to recent losses.

Non-GAAP adjusted net income decreased to $(0.6) million from $2.0 million in the prior year’s comparable period. Adjusted diluted earnings per share decreased to $(0.02) from $0.07 in the prior year’s comparable period. Non-GAAP adjusted EBITDA, which excludes stock-based compensation, acquisition costs, impairment of goodwill and long-lived assets, and gains or losses from business dispositions, decreased to $(0.7) million from $1.9 million in the prior year’s comparable period.

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We exited Q4-16 with $134.5 million in cash and a debt free balance sheet.

Comparative financial results reflect the sale of Jacobs Trading, the significant downturn in commodity prices which have reduced prices and volume from our DoD scrap contract, the transition to the new DoD Surplus contract with higher product cost terms, and increased investment in our LiquidityOne transformation plan.

Fiscal Year Operating and Earnings Results

The company reported FY-16 GMV of $642.1 million, a decrease of 19.6% from the prior year’s comparable period. Revenue for FY-16 was $316.5 million, a decrease of 20.3% from the prior year’s comparable period. Net GAAP loss for FY-16 was $59.9 million, which resulted in diluted loss per share of $1.96 based on a weighted average of 30.6 million diluted shares outstanding, representing increases of 42.8% and 44.0%, respectively, from the prior year’s comparable period. The net loss reflects the goodwill impairment charge and valuation allowance charge taken in Q4-FY16.

Non-GAAP adjusted net income decreased to $(0.6) million from $18.1 million in the prior year’s comparable period. Adjusted diluted earnings per share decreased to $(0.02) from $0.60 in the prior year’s comparable period.  Non-GAAP adjusted EBITDA was $3.7 million, a decrease of 88.9% from the prior year’s comparable period.

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Additional Fourth Quarter and Fiscal Year 2016 Operational Results

•                  Registered Buyers — At the end of FY-16, registered buyers totaled approximately 2,986,000, representing an approximately 5% increase over the approximately 2,845,000 registered buyers at the end of FY-15.

•                  Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 2,417,000 in FY-16, an approximately 3% decrease over the approximately 2,483,000 auction participants in FY-15.

•                  Completed Transactions — Completed transactions increased to approximately 574,000, an approximately 1% increase for FY-16 from the approximately 567,000 completed transactions in FY-15.

GMV and Revenue Mix —The table below summarizes GMV and revenue by pricing model.

	GMV Mix
	Q4-FY16	Q4-FY15	FY16	FY15
Consignment Model:
GovDeals	38.0%	31.3%	35.3%	24.9%
Commercial	30.8%	31.5%	29.3%	34.8%
Total Consignment	68.8%	62.8%	64.6%	59.7%
Purchase Model:
Commercial	14.0%	18.8%	17.7%	20.4%
Surplus Contract	11.6%	11.5%	12.7%	12.3%
Total Purchase	25.6%	30.3%	30.4%	32.7%

Other:	5.6%	6.9%	5.0%	7.6%
Total	100.0%	100.0%	100.0%	100.0%

	Revenue Mix
	Q4-FY16	Q4-F15	FY16	FY15
Consignment Model:
GovDeals	7.3%	7.1%	7.2%	5.2%
Commercial	14.9%	12.5%	13.7%	11.9%
Total Consignment	22.2%	19.6%	20.9%	17.1%
Purchase Model:
Commercial	35.4%	40.7%	37.9%	39.4%
Surplus Contract	23.6%	24.7%	25.8%	24.7%
Total Purchase	59.0%	65.4%	63.7%	64.1%

Other:	18.8%	15.0%	15.4%	18.8%
Total	100.0%	100.0%	100.0%	100.0%

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Business Outlook

FY17 results are expected to benefit from growth in our commercial and municipal government marketplaces. Profitability for the year will be impacted by the normalization of our DoD programs under new contract pricing and investments to deploy our new LiquidityOne e-commerce platform and go-to-market programs for our commercial and municipal government marketplaces, including in new areas such as IronDirect. We anticipate completing the second phase of our marketplace rollout onto the new platform in the spring of 2017 followed by a tiered rollout of the remaining marketplaces which will carry over into 2018.

The following forward-looking statements reflect the following trends and assumptions for Q1-FY17:

(i)             continued investment spending under our LiquidityOne transformation initiative;

(ii)          increased cost of sales and lower volume and margins under our new DoD Surplus contract;

(iii)       seasonally lower volumes in our municipal government marketplace and steady year-over-year growth expected;

(iv)      continued signs of improved liquidity in our energy marketplace but continuing lower than average sales prices and margins;

(v)         strong deal flow in our commercial capital assets marketplaces related to both underwritten and consignment programs;

(vi)      investments in our sales teams to further accelerate new and expanded client relationships;

(vii)   growth in core accounts in our retail business;

(viii)      growth in core accounts in our IronDirect marketplace; and

(ix)  increased cost of sales and lower margins under our new DoD Scrap contract, and continued variability in commodities pricing, volumes received, and mix of metals.

For Q1-17 our guidance is as follows:

GMV — We expect GMV for Q1-17 to range from $150 million to $170 million.

GAAP Net Loss — We expect GAAP Net Income Loss for Q1-17 to range from $(13.0) million to $(10.0) million.

GAAP Diluted EPS - We expect GAAP diluted Loss Per Share for Q1-17 to range from $(0.41) to $(0.31).

Non-GAAP Adjusted EBITDA —We estimate non-GAAP Adjusted EBITDA for Q1-17 to range from $(8.5) million to $(5.5) million.

Non-GAAP Adjusted Diluted EPS — We estimate non-GAAP Adjusted Loss Per Diluted Share for Q1-17 to range from $(0.31) to $(0.22). This guidance assumes that we have diluted weighted average number of shares outstanding for the quarter of 31.8 million and that we will not repurchase shares with the approximately $10.1 million available under the share repurchase program.

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Liquidity Services

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net (loss) income plus interest and other expense, net; benefit for income taxes; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock-based compensation, acquisition costs, impairment of goodwill and long-lived assets, business realignment expenses, and gains or losses from business dispositions.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
	(In thousands)
	(unaudited)
Net loss	$(53,755)	$(43,695)	$(59,926)	$(104,815)
Interest and other (income) expense, net	(975)	86	(1,217)	171
Provision (Benefit) from income taxes	29,463	(19,415)	27,025	(39,571)
Depreciation and amortization	1,554	1,994	6,502	9,235

EBITDA	(23,713)	(61,030)	(27,616)	(134,980)
Stock compensation expense	4,019	3,494	12,247	12,405
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	18,998	51,176	19,037	147,414
Business realignment expense	—	273	—	273
Business disposition loss	—	7,963	—	7,963

Adjusted EBITDA	$(696)	$1,876	$3,668	$33,075

Adjusted Net (Loss) Income and Adjusted Basic and Diluted Earnings Per Share. Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income (loss) plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition, acquisition costs including changes in earn out estimates, and impairment of goodwill and long-lived assets.  Adjusted basic and diluted earnings per share are determined using Adjusted Net (Loss) Income. For Q4-16 and FY16, the tax rate used to tax effect stock compensation expense, amortization of contract intangibles and acquisition costs was 24.7% which is the FY16 tax rate adjusted exclusive of the impact of the valuation allowance.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited) (Dollars in thousands, except per share data)

Net loss	$(53,755)	$(43,695)	$(59,926)	$(104,815)
Stock compensation expense (net of tax)	3,026	2,537	9,222	9,006
Amortization of contract intangibles (net of tax)	—	—	—	879
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets (net of tax)	14,305	37,154	14,335	107,023
Business realignment expense (net of tax)	—	198	—	198
Business disposition loss (net of tax)	—	5,781	—	5,781
Valuation allowance	35,786	—	35,786	—

Adjusted net (loss) income	$(638)	$1,975	$(583)	$18,072

Adjusted basic (loss) earnings per common share	$(0.02)	$0.07	$(0.02)	$0.60

Adjusted diluted (loss) earnings per common share	$(0.02)	$0.07	$(0.02)	$0.60

Basic weighted average shares outstanding	30,740,977	30,026,223	30,638,163	29,987,985

Diluted weighted average shares outstanding	30,740,977	30,026,223	30,638,163	29,987,985

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Conference Call

The Company will host a conference call to discuss the fourth quarter and fiscal year 2016 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (844) 795-4614 or (661) 378-9639 and providing conference identification number 8864712. A live web cast of the conference call will be provided on the Company’s investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company’s website until November 17, 2017 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until November 24, 2016 at 11:59 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 8864712. Both replays will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted net income is used to arrive at EBITDA and adjusted EBITDA calculations, and adjusted EPS is the result of our adjusted net income and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook, including prospects for its new IronDirect platform, plans to increase investments in technology infrastructure, the Company’s proprietary e-commerce marketplace platform, product development and marketing initiatives, expected investment in, benefits of and timing of completion of the LiquidityOne transformation initiative, the supply and mix of inventory under the DoD Surplus and Scrap Contracts, expected future commodity prices, expected sales prices and margins in the Company’s energy marketplaces, expected future effective tax rates, and trends and assumptions about future periods, including the first quarter FY-17.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; variability in mix and volume of supply due to project based activity; variability in business related to mix, timing, and volume of supply; timing and speed of recovery in the energy sector macro conditions and commodity market prices; intense competition in our lines of business; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully develop and grow our new business ventures such as IronDirect and our retail TruckCenter channel;  our ability to attract and retain key employees; our ability to raise additional capital as and when required; the success of our recent business realignment in which we balance management time and resource to run our business with migrating our marketplaces to the new LiquidityOne platform; and the success of our LiquidityOne transformation initiative, including training and education of customers to adopt our new LiquidityOne platform.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services

Liquidity Services (NASDAQ: LQDT) employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government clients. The company operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 8,000 clients worldwide. With nearly $6 billion in completed transactions, and approximately 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

Contact:

Julie Davis

Senior Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservices.com

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Liquidity Services, Inc. and Subsidiaries

Consolidated Balance Sheets
(Dollars in Thousands)

	September 30,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$134,513	$95,465
Accounts receivable, net of allowance for doubtful accounts of $718 and $471 in 2016 and 2015, respectively	10,355	6,194
Inventory	27,610	25,510
Tax refund receivable	1,205	33,491
Prepaid and deferred taxes	2,166	19,903
Prepaid expenses and other current assets	9,063	7,826
Total current assets	184,912	188,389
Property and equipment, net	14,376	13,356
Intangible assets, net	2,650	4,051
Goodwill	45,134	64,073
Deferred long-term tax assets	1,021	5,871
Other assets	12,016	12,748
Total assets	$260,109	$288,488
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,732	$9,500
Accrued expenses and other current liabilities	45,133	27,350
Profit-sharing distributions payable	1,722	2,512
Customer payables	28,901	29,802
Total current liabilities	85,488	69,164
Long-term liabilities	12,010	3,322
Total liabilities	97,498	72,486
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 30,742,662 shares issued and outstanding at September 30, 2016; 30,026,223 shares issued and outstanding at September 30, 2015	29	29
Additional paid-in capital	220,192	210,712
Accumulated other comprehensive loss	(8,571)	(5,626)
Retained earnings	(49,039)	10,887
Total stockholders’ equity	162,611	216,002
Total liabilities and stockholders’ equity	$260,109	$288,488

Liquidity Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)

Revenue	$55,195	$63,513	$233,828	$315,668
Fee revenue	23,318	15,780	82,626	81,457
Total revenue	78,513	79,293	316,454	397,125

Costs and expenses:
Cost of goods sold (excluding amortization)	37,025	33,195	143,127	166,009
Profit-sharing distributions	3,688	4,588	11,214	28,093
Technology and operations	23,379	23,334	93,405	99,743
Sales and marketing	8,995	10,027	37,570	41,465
General and administrative	10,141	10,040	39,717	41,418
Depreciation and amortization	1,554	1,994	6,502	9,235
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	18,998	51,176	19,037	147,414
Business disposition loss	—	7,963	—	7,963

Total costs and expenses	103,780	142,317	350,572	541,340

Loss from operations	(25,267)	(63,024)	(34,118)	(144,215)
Interest and other income (expense), net	975	(86)	1,217	(171)

Loss before provision (benefit) for income taxes	(24,292)	(63,110)	(32,901)	(144,386)
Provision (benefit) for income taxes	29,463	(19,415)	27,025	(39,571)

Net loss	$(53,755)	$(43,695)	$(59,926)	$(104,815)
Basic loss per common share	$(1.75)	$(1.46)	$(1.96)	$(3.50)
Diluted loss per common share	$(1.75)	$(1.46)	$(1.96)	$(3.50)

Basic weighted average shares outstanding	30,740,977	30,026,223	30,638,163	29,987,985
Diluted weighted average shares outstanding	30,740,977	30,026,223	30,638,163	29,987,985

Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars In Thousands)

	Three Months Ended September 30, (Unaudited)		Twelve Months Ended September 30,
	2016	2015	2016	2015
Operating activities

Net loss	$(53,755)	$(43,695)	$(59,926)	$(104,815)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,554	1,994	6,502	9,235
Loss on asset disposition	—	7,963	—	7,963
Stock compensation expense	4,019	3,494	12,247	12,405
Provision (benefit) for inventory allowance	624	(3,771)	2,676	(575)
Provision (benefit) for doubtful accounts	21	(1,925)	247	1,109
Deferred tax expense (benefit)	28,615	15,863	26,177	(6,282)
Impairment of good will and long-lived assets	18,998	51,176	18,998	147,414
Incremental tax benefit from exercise of common stock options	91	7	229	38
Changes in operating assets and liabilities:
Accounts receivable	(1,411)	4,038	(4,408)	12,651
Inventory	(2,405)	8,491	(4,776)	43,101
Prepaid and deferred taxes	(6,881)	(34,165)	27,057	(38,545)
Prepaid expenses and other assets	1,759	(761)	(160)	(1,499)
Accounts payable	1,220	(5,657)	232	(4,534)
Accrued expenses and other	9,244	1,878	17,151	(18,895)
Profit-sharing distributions payable	208	(174)	(790)	(2,228)
Customer payables	(116)	(881)	(901)	(11,742)
Other liabilities	7,972	71	7,838	(1,310)
Net cash provided by operating activities	9,757	3,946	48,393	43,491

Investing activities
Cash paid in divestiture	—	(2,372)	—	(2,372)
Increase in intangibles and cash paid for acquisitions	(16)	(125)	(62)	(137)
Purchases of property and equipment	(1,503)	(1,941)	(6,090)	(7,312)
Net cash used in investing activities	(1,519)	(4,438)	(6,152)	(9,821)

Financing activities
Proceeds from exercise of common stock options (net of tax)	9	(1)	9	106
Incremental tax benefit from exercise of common stock options	(91)	(7)	(229)	(38)
Net cash provided by (used in) financing activities	(82)	(8)	(220)	68
Effect of exchange rate differences	(3,508)	(223)	(2,973)	(871)
Net increase (decrease) in cash and cash equivalents	4,648	(723)	39,048	32,867
Cash and cash equivalents at beginning of the period	129,865	96,188	95,465	62,598
Cash and cash equivalents at end of period	$134,513	$95,465	$134,513	$95,465

Supplemental disclosure of cash flow information

Cash paid (received) for income taxes	$35	$(691)	$(33,966)	$5,678